Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated December 4, 2009 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in ICO, Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 10, 2010